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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-41248, Form S-8 No. 33-85798, Form S-8 No. 33-96762, Form S-8
No. 333-00454, Form S-8 No. 333-03284, Form S-8 No. 333-20897, Form S-8 No.
333-45131, Form S-8 No. 333-57307, Form S-8 No. 333-57311 and Form S-3 No.
333-45133), of PLATINUM technology, inc. and in the related prospectuses of our report dated February 10, 1998 except for Note 14, as to which the date is March 14, 1998, with respect to the consolidated financial statements of Logic Works, Inc. for the three years ended December 31, 1997 included in the Current Report (Form 8-K) of PLATINUM technology, inc., filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Princeton, New Jersey
July 31, 1998